EXHIBIT 99.2

LAS VEGAS--(BUSINESS WIRE)--Nov. 13, 2006--Wynn Resorts, Limited (Nasdaq:WYNN), announced today that its Board of Directors declared a special cash distribution of $6.00 per share on its outstanding common stock. This special distribution will be payable on December 4, 2006, to stockholders of record on November 23, 2006.

For U.S. federal income tax purposes, the payment of the special cash distribution will be subject to tax as ordinary dividend income to the extent that the distribution is paid out of our "earnings and profits" as determined after the close of our 2006 fiscal year on December 31, 2006. Such dividend income will generally be eligible for the maximum 15% U.S. federal income tax rate available to non-corporate U.S. stockholders. The distribution of cash in excess of our earnings and profits for our 2006 fiscal year will be treated as a tax-free return of capital to the extent of the stockholder's adjusted tax basis in our shares, and thereafter as gain from the sale or exchange of a capital asset. Following the close of our 2006 fiscal year and upon completion of an earnings and profits evaluation, we will make appropriate disclosure as to the portion of the special cash distribution that was paid out of our earnings and profits for the 2006 fiscal year. Stockholders are urged to consult with their financial and tax advisors regarding the receipt of the special cash distribution.

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. On September 6, 2006, Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China, opened, featuring 600 deluxe hotel rooms and suites, approximately 220 table games and 380 slot machines in approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 26,000 square feet of retail space, a spa, a salon, entertainment lounges and meeting facilities. Additionally, the Company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space.

CONTACT: Wynn Resorts

Samanta Stewart, 702-770-7555

SOURCE: Wynn Resorts, Limited